Exhibit 99.1

New Skies Satellites sells

Australian subsidiary to Multiemedia Ltd.

The Hague, The Netherlands, August 25, 2005 - New Skies Satellites B.V., the global satellite communications company, today announced that it has entered into an agreement to sell its Australian subsidiary, New Skies Networks PTY Limited, which owns and operates two teleports in Adelaide and Perth, Australia, to Multiemedia Limited, a provider of next generation technology and communications services based in Australia, for US$10 million. The transaction, which is subject to customary closing conditions, is expected to close in late October 2005.

As part of the transaction, New Skies Satellites has agreed to purchase teleport services from Multiemedia. In turn Multimedia, currently a customer of New Skies Satellites through its NewSat satellite services division, has agreed to procure additional satellite capacity on New Skies’ NSS-6 satellite, subject to the availability of such capacity.  NewSat currently provides satellite broadband services on NSS-6 in Australia and the Middle East.

Dan Goldberg, New Skies’ chief executive officer, said: “We are very pleased with the agreement with Multiemedia, a strong player in the Australia and Middle East satellite services sector. Our decision to enter into this transaction is consistent with our successful strategy of delivering complete solutions to our customers by working with partner teleports - as opposed to wholly owned teleports - around the world.  We are confident that Multiemedia will continue to provide the high level of services that New Skies Networks has always provided and we look forward to continuing our strong business relationship with them.  We intend to use the proceeds from this transaction to reduce our outstanding debt.  In addition to strengthening our balance sheet, we anticipate the transaction will be EBITDA neutral to accretive, depending on our ability to supply Multiemedia with the satellite capacity they have agreed to purchase from us as part of this agreement.”

Adrian Ballintine, chief executive officer of Multiemedia, said “We have invested heavily over the past few years in building a solid business foundation capable of delivering world class satellite services to our customers.  Acquiring New Skies Networks two modern teleport facilities and experienced employee base greatly enhances our capabilities and will help us to continue to expand our business.”

About New Skies Satellites

New Skies Satellites is one of only four fixed satellite communications companies with global satellite coverage, offering data, video, Internet and voice communications services to a range of telecommunications carriers, broadcasters, large corporations, Internet service providers and government entities around the world. New Skies has five satellites in orbit, one spacecraft under construction (NSS-8) and ground facilities around the world. New Skies Satellites B.V. is the main operating subsidiary of the Hamilton, Bermuda based New Skies Satellites Holdings Ltd. (NYSE: NSE), headquartered in The Hague, with offices in Hong Kong, New Delhi, Sao Paulo, Singapore, Sydney and Washington, D.C.  Further information is available at www.newskies.com

About Multiemedia

Multiemedia has always been about delivering the latest and the best, starting with client servers in the 80s, multimedia and internet services in the 90s and satellite broadband today. The company was established in 1987 and listed on the Australian Stock Exchange in September 1999 (ASX code: MUL).

Australian-owned and headquartered in Melbourne, Multiemedia has annual revenues of AU $50 million and employs over 60 people.  The company also has offices in Sydney and Dubai.  Multiemedia has three distinct business units:

1.               NewSat delivers high-speed, two-way satellite broadband services to organisations here and the Middle East / North African region. NewSat brings together some of the worlds leading technology and communications companies to provide superior broadband speed and service and currently has coverage to 60% of the world’s population.

2.               MTD (Multie Technology Distribution) is a wholesale company that imports and distributes computer hardware and software throughout Australia through its 2,000 strong dealer network.

3.               AirWORKS Media offers an innovative advertising delivery concept by matching media to the moment of decision.  Delivering digital advertising content to stores and other points of sale together with tailored complete media packages including posters, floor graphics and shelf signage.  It hold exclusive advertising content rights within all Woolworths stores and Newspower Agencies.  For more information, visit www.multiemedia.com.au

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For inquiries, please contact:

New Skies Satellites, Shereen Hanafi

Corporate Communications, New Skies Satellites

shanafi@newskies.com

Investor Relations, New Skies Satellites

investor_relations@newskies.com

Caroline Siler

Keep Left Public Relations

caroline@keepleftpr.com.au

Michelle Bong

Keep Left Public Relations

michelle@keepleftpr.com.au

Safe Harbor

Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 provide a “safe harbor” for forward-looking statements made by an issuer of publicly traded securities and persons acting on its behalf.  New Skies Satellites Holdings Ltd. has made certain forward-looking statements in this document in reliance on those safe harbors.  A forward-looking statement concerns the company’s or management’s intentions or expectations, or are predictions of future performance.  These statements are identified by words such as “intends”, “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should” and similar expressions.  By their nature, forward-looking statements are not a matter of historical fact and involve risks and uncertainties that could cause New Skies’ actual results to differ materially from those expressed or implied by the forward-looking statements for a number of reasons.  Factors which may affect the future performance of New Skies include: delays or problems in the construction or launch of future satellites; technical performance of in-orbit satellites and earth-based infrastructure; increased competition and changes in technology; growth of and access to the company’s target markets; legal and regulatory developments affecting the company’s business; and worldwide business and economic conditions, among other things.  These risks and other risks affecting New Skies’ business are described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including but not limited to New Skies’ Registration Statement on Form S-1 (File No. 333-122322). Copies of these filings may be obtained by contacting the SEC.  New Skies disclaims any obligation to update the forward-looking statements contained in this document.